Exhibit 99.2

FOR IMMEDIATE RELEASE

American Realty Capital Properties Acquires Cole Credit Property Trust

Acquisition Unlocks Value for CCPT, the First Cole Capital Non-Traded REIT

Acquisition Made at GAAP Cap Rate of 9.29%, Cash Cap Rate of 8.16%

New York, New York, May 20, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it completed its acquisition of Cole Credit Property Trust, Inc. (“CCPT”), the first non-traded REIT offered by Cole Capital, the private capital management business of ARCP (“Cole Capital”). CCPT offered shares in a private offering that commenced in 2004, and CCPT remained in operation until the closing of the acquisition.

The Company’s acquisition follows the successful completion of ARCP’s tender offer (the “Offer”) for all of the outstanding shares of CCPT common stock for $7.25 per share, net to the seller in cash, without interest and less any applicable withholding taxes. When combined with the $5.57 per share average aggregate distributions received by CCPT stockholders through May 16, 2014, the $7.25 per share tender price equates to a total return of $12.82 per share, or an approximate premium of 28.2%. Approximately 77% of CCPT’s stockholders tendered their shares in the Offer and, in accordance with the merger agreement pertaining to the acquisition (the “Merger Agreement”), ARCP, through its wholly-owned subsidiary, Desert Acquisition, Inc. (“Merger Sub”), exercised its top-up option on May 19, 2014 pursuant to which it acquired an additional number of CCPT shares such that, following the exercise of the top-up option, Merger Sub owned one share more than 90% of the outstanding shares of CCPT. ARCP, through Merger Sub, then subsequently completed its acquisition of CCPT pursuant to a short-form merger on that same day, as permitted by applicable law.

Pursuant to the Merger Agreement and in connection with the closing of the acquisition of CCPT, ARCP will pay $7.25, less any applicable withholding taxes, in respect of each outstanding share of CCPT, regardless of whether the holder of such shares tendered their shares in the Offer. Such consideration will total approximately $73.1 million, exclusive of transaction and closing costs. Additionally, in connection with the closing of the acquisition, all holders of CCPT shares will receive unpaid distributions in the amount of $0.06 per share in respect of the period from April 1, 2014 through May 16, 2014.

The CCPT acquisition, which includes the addition of 39 properties to ARCP’s portfolio, was consummated at GAAP cap rate of 9.29% and a cash cap rate of 8.16%. Forty percent of the CCPT portfolio’s rental income is derived from investment grade or implied investment grade tenants, and the weighted average remaining lease term of the portfolio is 7.0 years.

Cole Capital Corporation acted as information agent with respect to the Offer. DST Systems, Inc. acted as depositary in connection with the Offer. Proskauer Rose LLP and Venable LLP acted as legal counsel to ARCP, and Morris, Manning & Martin, LLP and Miles & Stockbridge P.C. acted as legal counsel to CCPT in connection with the transaction.

About the Company

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500